Exhibit 99.2

The Trade Desk Announces a Ten-for-One Stock Split

LOS ANGELES--(BUSINESS WIRE)--May 10, 2021--The Trade Desk, Inc. (NASDAQ: TTD), a provider of a global technology platform for buyers of advertising, today announced that the Board of Directors has approved and declared a ten-for-one split of The Trade Desk’s common stock in the form of a stock dividend. Each stockholder of record on June 9, 2021 will receive nine additional shares of common stock for each then-held share, to be distributed after close of trading on June 16, 2021. Trading will begin on a stock split-adjusted basis on June 17, 2021.

“The Trade Desk has consistently delivered strong top line growth and GAAP profitability as a publicly traded company. In that time, we have emerged as the default demand side advertising platform for the open internet, and we continue to invest to build on that leadership position,” said Jeff Green, Co-Founder and CEO of The Trade Desk. “As a result, our share price has increased about 2,100% since our initial public offering in September of 2016. We are confident in our future growth prospects and our goal with this split is to make The Trade Desk stock more accessible to our employees and a broader base of investors.”

The stock split is the first in the Company’s history as a publicly traded company. The Trade Desk’s Class A common stock began trading publicly in 2016. Answers to frequently asked questions about the stock split can be found on the Investors section of the Company's website at http://investors.thetradedesk.com/.

About The Trade Desk

The Trade Desk is a technology company that empowers buyers of advertising. The Trade Desk provides a self-service platform that enables ad buyers to manage data-driven digital advertising campaigns using their own teams across various advertising formats, including display, video, and social, and on a multitude of devices, including computers, mobile devices, and connected TV.

Headquartered in Ventura, California, The Trade Desk has offices across the United States, Europe, and Asia.

Contacts

Investors
Chris Toth
Vice President Investor Relations, The Trade Desk
ir@thetradedesk.com
310-334-9183

Media
Ian Colley
Vice President Public Relations, The Trade Desk
ian.colley@thetradedesk.com
914-434-3043